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                                                                    EXHIBIT 3.3

                          CERTIFICATE OF INCORPORATION

                                       OF

                         ENRON INTERNATIONAL CPO, INC.

                                      ****

                                   ARTICLE I.

         The name of the Corporation is Enron International CPO, Inc.

                                  ARTICLE II.

         The registered office of the Corporation in the State of Delaware is located at 1209 Orange Street in the City of Wilmington, County of New Castle. The name and address of its registered agent is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware.

                                  ARTICLE III.

         (a) The purpose and nature of the business to be conducted by the Corporation shall be to engage exclusively in the following business and financial activities: (1) to issue, in conjunction with Enron International CPO, L.P., the sole stockholder of the Corporation (the "Sole Stockholder"), various promissory notes of the Corporation, to enter into and perform a management agreement providing for the management of certain business affairs of the Corporation, and to enter into and perform various financing and security agreements and other contracts related to such promissory notes, (2) subject to the limitations set forth herein, to engage in any other limited business or activity that now or hereafter may be necessary or incidental to accomplish the purposes set forth in (1) above (including, without limitation, the investment of funds) and that is not forbidden by the law of the jurisdiction in which the Corporation engages in that business.

         (b) Notwithstanding any other provision of this Certificate of Incorporation or any provision of law that otherwise so empowers the Corporation, the Corporation shall not take any action, including the following, if the effect of any such action would be to adversely affect the performance of the Corporation of the activities set forth in Article III(a) above: (1) dissolve or liquidate the Corporation, in whole or in part; (2) merge or consolidate the Corporation with any other enterprise; (3) cause the Corporation to engage in any business activity other than as permitted by this
Article III or (4) amend this Certificate of Incorporation to alter in any manner or delete this Article III.

         (c) The Corporation shall not, without the consent of the Sole Stockholder and the affirmative vote of all of the members of the Board of Directors, take any of the actions described in Article III (b) or institute any proceedings to adjudicate the Corporation as bankrupt or insolvent, consent to the institution of bankruptcy or insolvency proceedings against the Corporation, file a petition seeking or consenting to reorganization or relief under any applicable federal or state law relating to bankruptcy, and shall not




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solicit others to take any such action against the Corporation, consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Corporation or a substantial part of its property or admit its inability to pay its debts generally as they become due or authorize any of the foregoing to be done or taken on behalf of the Corporation.

                                  ARTICLE IV.

         1. The total number of shares of stock which the Corporation shall have authority to issue is ten thousand (10,000) shares, all of which are to be of the par value of $1.00 each and all of one class and all to be designated as the Common Stock of the Corporation.

         2. The shares of Common Stock may be issued from time to time for such consideration, no less than the par value thereof and upon such terms as from time to time shall be determined by the Board of Directors.

                                   ARTICLE V.

         The minimum amount of capital with which the Corporation shall commence business is one thousand dollars ($1,000).

                                  ARTICLE VI.

         The name and mailing address of the incorporator is as follows:

         Name                                 Mailing Address
         ----                                 ------------------
         Geneva H. Hiroms                     1400 Smith Street, Suite 4802
                                              Houston, Texas  77002

                                  ARTICLE VII.

         The Corporation shall have perpetual existence.

                                 ARTICLE VIII.

         The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatever, but shall be exempt from corporate liability.

                                  ARTICLE IX.

         In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

         (a) To make, alter, amend and rescind the Bylaws of the Corporation.





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         (b)     To set apart out of any of the available funds of the
Corporation such reserves for proper purposes as the Board of Directors may deem expedient, and to abolish any such reserves.

         (c) To determine the use and distribution of any surplus and net profits.

         (d) To authorize and cause to be executed and delivered, without limit as to amount, mortgages and instruments of pledge of, and other instruments creating liens upon, the real and personal property of the Corporation.

         (e) From time to time, to determine whether and to what extent and at what times and places and under what conditions and regulations the accounts and books of the Corporation (other than the stock ledger) or any of them, shall be open to the inspection of the stockholders, and no stockholder shall have any right to inspect any account or book or document of the Corporation, except as conferred by statute, or authorized by the directors or by a resolution of the stockholders.

         (f) By resolution or resolutions, passed by a majority of the entire Board of Directors, to designate one or more committees, each committee to consist of two or more of the directors of the Corporation, which, to the extent provided to said resolution or resolutions or in the Bylaws of the Corporation, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the Corporation, and may have power to authorize the seal of the Corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be stated in the Bylaws of the Corporation or as may be determined from time to time by resolution adopted by the Board of Directors.

         The Corporation may in its Bylaws confer powers and authority upon its Board of Directors in addition to the foregoing and in addition to the powers and authorities expressly conferred upon it by statute.

                                   ARTICLE X.

         No contract or other transaction between the Corporation and any other corporation and no act of the Corporation shall in any way be affected or invalidated by the fact that any of the directors of the Corporation are pecuniarily or otherwise interested in, or are directors of such other corporation.

                                  ARTICLE XI.

         The stockholders and Board of Directors shall have power, if the Bylaws so provide, to hold their meetings and to keep the books of the Corporation (except such as are required by the laws of Delaware to be kept in Delaware) and documents and papers of the Corporation outside the State of Delaware and have one or more offices within or without the State of Delaware at such places as may be designated from time to time by the Board of Directors.





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                                  ARTICLE XII.

         1. The number of directors of the Corporation shall be specified in the Bylaws and such number may be increased or decreased from time to time in such manner as may be prescribed in the Bylaws. The directors need not be stockholders.

         2. In case of an increase in the number of directors, the additional directors may be elected by the Board of Directors to hold office until the next annual meeting of the stockholders and until their successors are elected and qualified. In case of vacancies in the Board of Directors, a majority of the remaining directors may elect directors to fill such vacancies.

         3. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (I) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of laws, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

         4. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorney's fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in paragraph 5 hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided however, that, if the Delaware General Corporation Law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer,





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to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

         5. If a claim under paragraph 4 of this Article XII is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

         6. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

         7. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

                                 ARTICLE XIII.

         Except as set forth in Article III, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

         I, THE UNDERSIGNED, being the sole incorporator for the purpose of forming a corporation in pursuance of an Act of the Legislature of the State of Delaware entitled "An Act Providing A General Corporation Law" (approved





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March 10, 1899) and the acts amendatory thereof and supplemental thereto, do make and file this Certificate of Incorporation, hereby declaring and certifying that the facts herein stated are true, and accordingly hereunto have set my hand this 30th day of July, 1998.


                                        /s/ GENEVA H. HIROMS
                                        ____________________________________
                                        Geneva H. Hiroms
                                        Sole Incorporator





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